EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan, the 2005 Employee Stock Purchase Plan, the New Hire Option Agreement between Vincent J. Angotti and Registrant, and the New Hire Stock Unit Award Agreement between Vincent J. Angotti and Registrant of XenoPort, Inc. of our reports dated February 20, 2008, with respect to the financial statements of XenoPort, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of XenoPort, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
May 6, 2008